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                         THE DIAL CORP
                   MANAGEMENT INCENTIVE PLAN

I.     PURPOSE:

       The purpose of The Dial Corp Management Incentive Plan
       (Plan) is to provide key executives of The Dial Corp and its subsidiaries with an incentive to achieve goals as set forth under this Plan for each calendar year (Plan Year) for their respective companies and to provide effective management and leadership to that end.

II.    PHILOSOPHY:

       The Plan will provide key executives incentive bonuses based upon appropriately weighted pre-defined net income, net capital employed or other cash flow measure (in the case of subsidiaries), and return on actual or pro forma equity or similar measures of performance.

III.   SUBSIDIARIES, SUBSIDIARY GROUPS, AND DIVISIONS:

       A. Each subsidiary, subsidiary group, line of business or division listed below is a "Company" for the purposes of this Plan:

              Name of Company
              _______________

              Aircraft Service International group
              Brewster Transport Company Limited
              Consumer Products division
              Crystal Holidays, Limited
              Dobbs International Services, Inc. group
              Exhibitgroup, Inc.
              Greyhound Exposition Services, Inc. group*
              Greyhound Leisure Services, Inc. group
              Greyhound Lines of Canada Ltd.
              Jetsave Inc. group
              Premier Cruise Lines, Inc.
              Restaura, Inc. group
              Travelers Express Company, Inc. group

              The Dial Corp may, by action of its Board of Directors or its Executive Compensation Committee, add or remove business units on the list of participant companies from time to time.

              *effective 1-1-96.


       B.     PERFORMANCE GOALS:

              1.     BASE EARNINGS:

                     A realistic "base earnings" target for the plan year for each Company will be recommended by the Chief Executive Officer of The Dial Corp to the Executive Compensation Committee of The Dial Corp Board of Directors (Committee) for approval taking into account historical income and Plan Year financial plan income (on the same basis as determined below), overall corporate objectives, and, if appropriate, other circumstances.

                     Income for subsidiary base earnings determination and for calculating the bonus pool of each Company shall mean net income (after deducting charges against income for all incentives earned, including those earned under this Plan) adjusted to appropriately exclude the effects of gains and losses from the sale or other disposition of capital assets other than equipment utilized in rental or leasing operations and vehicles. Further, there will be a deduction from (addition to) actual net income for the after-tax amount by which a Company's excess of 90-day and over receivables over its allowance for doubtful accounts has increased (decreased) during the year.

                     Special treatment of any other significant unusual or non-recurring items (for purposes of base earnings and/or return on equity and/or net capital employed or other cash flow calculations) arising after a subsidiary's targets are set may be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval, including, for example, appropriate adjustment of base earnings and/or return on equity and/or net capital employed targets to reflect planned effects of an acquisition approved after targets are set. Other examples include extraordinary items, effects of a change in accounting principles or a change in federal income tax rates. In certain extreme cases, unplanned effects of major litigation, remediation of environmental matters, significant uninsured losses or a significant restructuring, or the bankruptcy of a major vendor or customer are further examples of the types of items which could be (but are not required to be) considered for possible special treatment.


              2. RETURN ON THE DIAL CORP PRO FORMA EQUITY (Except Travelers Express Company, Inc. group):

                     Yearly return on equity calculations for each Company (except Travelers Express) will be made by dividing annual historical and Plan Year financial plan net earnings after tax by the average quarterly (beginning of year and each quarter-end, including year-end) pro forma equity. For purposes of this calculation, pro forma equity shall be deemed to be 65% of the sum of each Company's actual equity plus its debt, including intercompany accounts payable less intercompany accounts receivable (net capital employed) and net income shall be adjusted (1) to exclude 65% of intercompany interest income and (2) to deduct (or add) 65% of the pro forma interest, calculated at 8% per annum, on the excess (or deficiency) of 35% of the average beginning and ending balance of net capital employed over the average beginning and ending balance of outstanding debt (pro forma additional or excess debt), so that each Company's return on equity is based on a pro forma 65% equity and 35% debt structure (equivalent to a debt/equity ratio of .54 to 1 or a debt/capital ratio of 35%) for the net capital employed by it. A realistic return on equity target for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp for approval to the Committee, taking into account historical return on equity data, Plan Year financial plan return on equity (on the same basis as previously described), overall corporate objectives, and, where appropriate, other circumstances.

              3. RETURN ON THE DIAL CORP EQUITY (Travelers Express Company, Inc. group):

                     Yearly return on equity calculations for the Travelers Express Company, Inc. group will be made by dividing annual historical and Plan Year financial plan net income after taxes by the average quarterly (beginning of year and each quarter-end, including year-end) equity. A realistic return on equity target for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp for approval to the Committee, taking into account historical return on equity data, Plan Year financial plan return on equity (on the same basis as previously described), overall corporate objectives, and, where appropriate, other circumstances.

              4.     NET CAPITAL EMPLOYED (or other cash flow measure):

                     Realistic monthly net capital employed (as defined in [2] above) targets for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp for approval to the Committee, taking into account planned capital expenditures and working capital levels, overall corporate objectives, and, where appropriate, other circumstances. The effects of any major unplanned sale of assets, acquisition, or capital expenditures will be considered on an individual basis in determining performance as compared to target.

              5.     ESTABLISHING TARGETS:

                     The actual targets for base earnings, return on equity and net capital employed will be established by the Committee no later than 90 days after the beginning of the Plan Year after receiving the recommendations of the Chief
                     Executive Officer of The Dial Corp.

       C.     PARTICIPANT ELIGIBILITY:

              The Committee will select the Executive Officers as defined under Section 16b of the Securities Exchange Act eligible for participation no later than 90 days after the beginning of the Plan Year. Other personnel will be eligible for participation as designated by each Company President or Chief Executive Officer and recommended to the Chief Executive Officer of The Dial Corp for approval, limited only to those executives who occupy a position in which they can significantly affect operating results as pre-defined by appropriate and consistent criteria, i.e., base salary not less than $49,000 per year, or base salary not less than 50% of the Company's Chief Executive Officer, or position not more than the third organizational level below the Company Chief Executive Officer or another applicable criteria.

              NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the Company President or Chief Executive Officer, and approved by the Chief Executive Officer of The Dial Corp.

       D.     TARGET BONUSES:

              Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of The Dial Corp.

              Actual bonus awards will be dependent on Company performance versus the targets established. A threshold performance will be required before any bonus award is earned. Awards will also be capped when stretch performance levels are achieved.

                                     As a Percentage of Salary
Subsidiary Positions             Threshold**     Target    Cap***
____________________             ___________     ______    ______

Chief Executive Officer/           22.5%          45%       76.5%
President*                         20.0%          40%       68.0%

Executive Vice President,          20.0%          40%       68.0%
Senior Vice President,
and Other Operating Executives

Vice Presidents*                   17.5%          35%       59.5%
                                   15.0%          30%       51.0%

Key Management Reporting           12.5%          25%       42.5%
to Officers*                       10.0%          20%       34.0%

Staff Professionals*                7.5%          15%       25.5%
                                    5.0%          10%       17.0%

_________________________________________________________________

* Target Bonus, as determined by the Committee, is dependent upon organizational reporting relationships.
** Reflects minimum achievement of both performance targets. Threshold could be one-half of this amount if minimum achievement of only one performance target is met.
*** Cap could be up to 105% of amounts shown if net capital employed (or other cash flow measure) targets are achieved.



       E.     BONUS POOL TARGET:

              1. The "Bonus Pool Target" will be initially established no later than 90 days after the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all designated participants in each Company based upon actual Plan Year salaries, as outlined in paragraph D above, plus 15% for Special
                     Achievement Awards.

              2.     The bonus pool will accrue ratably such that

                     a)     on 50% of the sum of target bonuses:

                            i) no bonus will be earned if less than 80% of the base earnings target is achieved;

                            ii)    50% to 100% will be earned if 80% to
                                   100% of the base earnings target is
                                   achieved;

                            iii) 100% to 170% will be earned if 100% to 120% of the base earnings target is achieved; and

                            iv) the bonus pool earned shall be subject to a further calculation whereby 90%, 95%, 100%, 105%, or 110% of such base earnings bonus pool otherwise accruable
                                   will be the final bonus pool hereunder,
                                   depending on the average of the twelve
                                   months' achievement against net capital
                                   employed (or other cash flow) targets.

                     b)     on 50% of the sum of target bonuses:

                            i) no bonus will be earned if less than 80% of the return on equity target is achieved;

                            ii)    50% to 100% will be earned if 80% to
                                   100% of the return on equity target is
                                   achieved; and

                            iii) 100% to 170% will be earned if 100% to 120% of the return on equity target is achieved.

                     c)     Notwithstanding 2. a) i), ii), and iii); and
                            b) i), ii), and iii); of this paragraph E, the ratable accrual of either or both targets may be established for threshold within the range of above 80% up to and including 95% and for maximum within the range of below 120% down to 105%, for certain subsidiaries of this Company as may be designated by the Committee after considering the recommendations of the Chief Executive Officer of The Dial Corp; however, the Committee may, when appropriate, adjust such ranges upward or downward.

              3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

       F.     INDIVIDUAL BONUS AWARDS:

              1. Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph E above times the individual's actual base salary earnings during the Plan Year, subject to adjustments as follows:

                     a) discretionary upward or downward adjustment of formula bonus awards by the Committee after considering the recommendation of the Company President or Chief Executive Officer with the approval of the Chief Executive Officer of The Dial Corp for those executives not affected by Section 162(m) of the Internal Revenue Code, and

                     b) discretionary downward adjustment of awards by the Committee for those executive officers affected by Section 162(m) of the Internal Revenue Code, and

                     c)     no individual award may exceed the
                            individual's capped target award and the aggregate recommended bonuses may not exceed the bonus pool accrued for other than Special Achievement Awards.

              2. Bonuses awarded to the participating management staff of subsidiary groups may be paid from funds accrued based upon the bonus pool target for such participants times the weighted average performance of the Companies in the subsidiary group, subject to adjustments as above.

IV.    THE DIAL CORP CORPORATE STAFF:

       A.     PERFORMANCE GOALS:

              1.     BASE EARNINGS PER SHARE:

                     A realistic "base earnings per share" from continuing operations target for The Dial Corp will be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval after considering historical earnings per share from continuing operations, Plan Year financial plan income, overall corporate objectives, and, if appropriate, other circumstances.

                     Special treatment of any significant unusual or non-recurring items (for purposes of base earnings per share and/or return on equity calculations) arising after targets are set for Corporate staff may be recommended by the Chief Executive Officer of The Dial Corp for approval by the Committee, including appropriate adjustment of base earnings per share and/or return on equity targets to reflect planned effects of a major acquisition or change in capital structure approved after targets are set. Other examples include extraordinary items, one time gains or losses arising from discontinued operations, effects of a change in accounting principles or a change in federal income tax rates. Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of effect on continuing operations results. Generally, restructuring charges, gain or loss on sale of a smaller subsidiary, or other one-time income or loss items mentioned in the subsidiary section would not be considered for special treatment for corporate staff, as the corporate mission is to achieve the targets notwithstanding the effects of such items.

              2.     RETURN ON COMMON STOCKHOLDERS' EQUITY:

                     Return on common stockholders' equity calculations will be made by dividing each year's net income (after taxes) from continuing operations, less preferred stock dividend requirements, by the monthly average of common stockholders' equity (return on common equity). Consideration will be given to any known or anticipated changes in equity structure and appropriate industry averages, and a realistic return on common stockholders' equity target for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval, taking into account historical return on common stockholders' equity data, Plan Year financial plan return on common stockholders' equity (on the same basis as previously described), overall corporate objectives, and, if appropriate, other circumstances.

              3.     ESTABLISHING TARGETS

                     The actual targets for base earnings per share and return on equity will be established by the Committee no later than 90 days after the beginning of the Plan year after receiving the recommendations of the Chief Executive Officer of The Dial Corp.

       B.     PARTICIPANT ELIGIBILITY:

              The Committee will select the Executive Officers as defined under Section 16b of the Securities Exchange Act eligible for participation no later than 90 days after the beginning of the Plan Year. Other personnel will be eligible for participation as recommended by the appropriate staff Vice President and as approved by the Chief Executive Officer of The Dial Corp, limited only to those executives who occupy a position in which they can significantly affect operating results as defined by the following criteria:

              a)     Salary grade 25 and above; and

              b) Not more than Organizational Level Four below the Chief Executive Officer.

              NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the appropriate Vice President and approved by the Chief Executive Officer of The Dial Corp.

       C.     TARGET BONUSES:

              Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of The Dial Corp.

              Actual bonus awards will be dependent on Company performance versus the targets established. A threshold performance will be required before any bonus award is earned. Awards also will be capped when stretch performance levels are achieved.


                                     As a Percentage of Salary
Corporate Positions              Threshold**     Target     Cap
___________________              ___________     ______    ______

Chairman, President &              30.00%         60%      102.0%
Chief Executive Officer

Senior Advisory Group              22.50%         45%       76.5%

Corporate Staff Officers           20.00%         40%       68.0%

Staff Directors*                   17.50%         35%       59.5%
                                   15.00%         30%       51.0%
                                   12.50%         25%       42.5%
                                   10.00%         20%       34.0%

Staff Professionals*                7.50%         15%       25.5%
                                    5.00%         10%       17.0%
_________________________________________________________________

* Target Bonus, as determined by the Committee, is dependent upon Organizational Reporting Relationships.
**   Reflects minimum of achievement of both performance targets.
     Threshold could be one-half of this amount if minimum achievement of only one performance target is met.



       D.     BONUS POOL TARGET

              1. The "Bonus Pool Target" will be established no later than 90 days after the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all qualified participants based upon actual Plan Year base salaries, as outlined in paragraph C above, plus 15% for Special Achievement Awards.

              2.     The bonus pool will accrue ratably such that

                     a)     on 50% of the sum of the target bonuses:

                            i) no bonus will be earned if less than 90% of earnings per share target is achieved;

                            ii)    50% to 100% will be earned if 90% to
                                   100% of earnings per share target is
                                   achieved; and

                            iii) 100% to 170% will be earned if 100% to 110% of earnings per share target is achieved.

                     b)     on 50% of the sum of target bonuses:

                            i) no bonus will be earned if less than 90% of the return on equity target is achieved;

                            ii)    50% to 100% will be earned if 90% to
                                   100% of the return on equity target is
                                   achieved; and

                            iii) 100% to 170% will be earned if 100% to 110% of the return on equity target is achieved provided no less than an amount equal to 12.5% of the actual bonus accruals earned under section III of this Plan or any spin-off Line of Business Incentive Plan established after 1984, for participants under section III herein will be earned hereunder, up to an aggregate maximum of 170% of Bonus Pool Target and transferred by the companies covered in section III, herein, to The Dial Corp. For purposes of this determination only, the 170% (plus up to 8.5% upward cash flow adjustment) upper limit shall not apply on such actual bonus accrual calculations for subsidiaries, subsidiary groups and divisions.

                     c)     Notwithstanding 2. a)i),ii) and iii); and
                            b)i),ii), and iii); of this paragraph D, the ratable accrual of either or both targets may be established for threshold within the range of above 90% up to and including 95% and for maximum within the range of below 110% down to-105% as may be designated by the Committee; however, the Committee may, when appropriate, adjust such ranges upward or downward.

              3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

       E.     INDIVIDUAL BONUS AWARDS:

              Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph D above times the individual's actual Plan Year base salary earnings, subject to adjustments as follows:

              a) discretionary upward or downward adjustment of formula awards by the Committee after considering the recommendations of the Chief Executive Officer of The Dial Corp for those executives not affected by Section 162(m) of the Internal Revenue Code.

              b) discretionary downward adjustment of awards by the Committee for those Executive Officers affected by
                     Section 162(m) of the Internal Revenue Code, and

              c) no individual award may exceed the individual's capped target award and the aggregate recommended bonuses may not exceed the bonus pool accrued for other than Special Achievement Awards.

V.     SPECIAL ACHIEVEMENT AWARDS:

       Special bonuses of up to 15% of base salary for exceptional performance to exempt employees who are not participants in this Plan, including newly hired employees, may be recommended at the discretion of the Chief Executive Officer to the Committee from the separate funds for discretionary awards provided for under paragraphs III E and IV D.
       Special Achievement Awards may be granted to participants in exceptional cases from any funds accrued under this Plan, as recommended by the Chief Executive Officer to the Committee for approval.

VI.    APPROVAL AND DISTRIBUTION:

       The individual incentive bonus amounts and the terms of payment thereof will be fixed following the close of the Plan Year by the Committee. Any award made under this Plan is subject to the approval of this Plan by the stockholders of The Dial Corp.

VII.   COMPENSATION ADVISORY COMMITTEE:

       The Compensation Advisory Committee is appointed by the Chief Executive Officer of The Dial Corp to assist the Committee in the implementation and administration of this Plan. The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

VIII.  SPECIAL COMPENSATION STATUS:

       All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of The Dial Corp. Participants in this Plan shall not be eligible for any contractual or other short-term (sales, productivity, etc.) incentive plan except in those cases where participation is weighted between this Plan and any such other short-term incentive plan.

IX.    DEFERRALS:

       Participants subject to taxation of income by the United States may submit to the Committee, prior to November 15 of the year in which the bonus is being earned a written request that all or a portion, but not less than $1,000, of their bonus awards to be determined, if any, be irrevocably deferred substantially in accordance with the terms and conditions of a deferred compensation plan approved by the Board of Directors of The Dial Corp or, if applicable, one of its subsidiaries. Participants subject to taxation of income by other jurisdictions may submit to the Committee a written request that all or a portion of their bonus awards be deferred in accordance with the terms and conditions of a plan which is adopted by the Board of Directors of a participant's Company. Upon the receipt of any such request, the Committee thereunder shall determine whether such request should be honored in whole or in part and shall forthwith advise each participant of its determination on such request.

X.     PLAN TERMINATION:

       This Plan shall continue in effect until such time as it may be canceled or otherwise terminated by action of the Board of Directors of The Dial Corp and will not become effective with respect to any Company unless and until its Board of Directors adopts a specific plan for such Company. While it is contemplated that incentive awards from the Plan will be made, the Board of Directors of The Dial Corp, or any other Company hereunder, may terminate, amend, alter, or modify this Plan at any time and from time to time. Participation in the Plan shall create no right to participate in any future year's Plan.

XI.    EMPLOYEE RIGHTS:

       No participant in this Plan shall be deemed to have a right to any part or share of this Plan. This Plan does not create for any employee or participant any right to be retained in service by any Company, nor affect the right of any such Company to discharge any employee or participant from employment. Except as provided for in administrative guidelines, a participant who is not an employee of The Dial Corp or one of its subsidiaries on the date bonuses are paid will not receive a bonus payment.